The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement and the accompanying prospectus and prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 28, 2015

Preliminary Pricing Supplement

(To the Prospectus  dated July 19, 2013,

the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and

the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] AutoCallable High/Low Coupon Notes due June 2, 2017 Linked to the Lesser Performing Index of the S&P 500® Index and the EURO STOXX 50® Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Initial Valuation Date:	September 1, 2015
Issue Date:	September 4, 2015
Final Valuation Date*:	May 30, 2017
Maturity Date*:	June 2, 2017
Reference Assets:	The S&P 500® Index (the “S&P 500 Index) and the EURO STOXX 50® Index (the “EURO STOXX 50 Index”), as noted in the following table:

	Reference Asset	Bloomberg Service Page	Initial Level	Knock-In Barrier Level
	S&P 500 Index	SPX <Index>	[•]	[•]
	EURO STOXX 50 Index	SX5E <Index>	[•]	[•]
Each of the S&P 500 Index and the EURO STOXX 50 Index are referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices”.
Observation Dates:	December 1, 2015, March 1, 2016, June 1, 2016, September 1, 2016, December 1, 2016, March 1, 2017 and the Final Valuation Date
Call Settlement Date:	The Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Payment at Maturity:

If you hold your Notes to maturity, and if the Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to the final Coupon Payment) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                 If (a) the Final Level of the Lesser Performing Index is equal to or greater than its Initial Level or (b) the Final Level of the Lesser Performing Index is less than its Initial Level but a Knock-In Event never occurred, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

▪                 If (a) the Final Level of the Lesser Performing Index is less than its Initial Level and (b) a Knock-In Event has occurred, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

If a Knock-In Event occurs, and if the Final Level of the Lesser Performing Index is less than its Initial Level, your Notes will be fully exposed to the negative performance of the Lesser Performing Index. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including the Coupon Payments and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:

By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $963.80 and $988.00 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.25% of the principal amount of the notes, or $2.50 per $1,000 principal amount, and will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Coupon Payments:

Unless the Notes have been automatically called, you will receive the Coupon Payment applicable to each Coupon Period on the applicable Coupon Payment Date. The Coupon Payment for each Coupon Period will be determined as follows:

▪                 With respect to a Coupon Period, if a Knock-In Event (a) does not occur during the Coupon Period and (b) has not occurred during any prior Coupon Period, the Coupon Payment for such Coupon Period will be the Maximum Coupon Amount

▪                 If a Knock-In Event (a) occurs during a Coupon Period or (b) has occurred during any prior Coupon Period, the Coupon Payment for such Coupon Period will be the Minimum Coupon Amount

Minimum Coupon Amount:	$2.50 per $1,000 principal amount Note (0.25% of the principal amount per Note, or 1.00% per annum)
Maximum Coupon Amount:

[$12.50 - $21.875] per $1,000 principal amount Note **

** The actual Maximum Coupon Amount will be determined on the Initial Valuation Date and will not be less than $12.50 per $1,000 principal amount Note (which is 1.25% of the principal amount per Note, or 5.00% per annum)

Coupon Payment Dates:	With respect to any Coupon Period, the third business day following the Observation Date on which such Coupon Period ends, provided that the final Coupon Payment Date will be the Maturity Date
Coupon Periods:

The first Coupon Period will begin on and include the Initial Valuation Date and end on and include the first Observation Date. Each subsequent Coupon Period will begin on and exclude the Observation Date that is the final day of the immediately preceding Observation Period and end on and include the next following Observation Date.

There are a total of seven quarterly Coupon Periods during the term of the Notes.

Automatic Call:

If, on any Observation Date prior to the Final Valuation Date, the Closing Level of each Index is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the applicable Call Settlement Date

Redemption Price:	$1,000 per $1,000 principal amount Note, plus the Coupon Payment that will otherwise be payable on the Call Settlement Date
Initial Level:	With respect to an Index, the Closing Level on the Initial Valuation Date, as noted in the table above
Final Level:	With respect to an Index, the Closing Level on the Final Valuation Date
Knock-In Event:

A Knock-In Event occurs if, on any scheduled trading day during the term of the Notes, the Closing Level of either Index is less than its Knock-In Barrier Level.

If a Market Disruption Event occurs with respect to an Index on any scheduled trading day during the term of the Notes, such day will be disregarded for purposes of determining whether a Knock-In Event has occurred.

Knock-In Barrier Level:	With respect to each Index, the Initial Level multiplied by 60.00% (rounded to the nearest cent) as noted in the table above
Index Return:	With respect to each Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth above
Closing Level:

With respect to an Index, on any date, the official closing level of that Index published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement

Reference Asset Business Days:

A day that is a scheduled trading day with respect to each Index

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC
Business Days:	Following; Unadjusted
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	06741UA95 / US06741UA951

*                  Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events and Adjustments” in this preliminary pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Maximum Coupon Amount range set forth in this preliminary pricing supplement.  We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-1

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

▪                  Hypothetical Initial Level for each Index: 100.00*

▪                  Knock-In Barrier Level for each Index: 60.00 (60.00% of the hypothetical Initial Level, set forth above)

▪                  Minimum Coupon Amount: $2.50 per $1,000 principal amount Note

▪                  Maximum Coupon Amount: $12.50 per $1,000 principal amount Note

* The hypothetical Initial Level of 100.00 and the hypothetical Knock-In Barrier Level of 60.00 for each Index have been chosen for illustrative purposes only and do not represent a likely actual Initial Level or Knock-In Barrier Level for either Index. The actual Initial Level for each Index will equal the Closing Level on the Initial Valuation Date and the actual Knock-In Barrier Level will equal 60.00% of the Initial Level.

Examples Where the Notes are Automatically Called Prior to Maturity

The following examples demonstrate the payment on the Notes upon an automatic call under various circumstances and are based on the general assumptions set forth above.

Example 1: The Closing Levels of the Indices on the first Observation Date are as set forth in the following table, resulting in an automatic call in respect of the first Observation Date, and a Knock-In Event did NOT occur during the first Coupon Period.

	Closing Level
	S&P 500 Index	EURO STOXX 50 Index
First Observation Date	105.00	110.00

Because the Closing Level of each Index on the first Observation Date is greater than its respective Initial Level, the Notes are automatically called on the related Coupon Payment Date.

Because a Knock-In Event did not occur during the first Coupon Period, the investor receives the Maximum Coupon Amount on the first Coupon Payment Date. Accordingly, the investor receives on the Call Settlement Date the Redemption Price of $1,012.50 per $1,000 principal amount Note that they hold (equal to the principal amount of $1,000 plus the Coupon Payment that is otherwise payable on such date).

The total return on investment of the Notes is 1.25%.

Example 2: The Closing Levels of the Indices on the first three Observation Dates are as set forth in the following table, resulting in an automatic call in respect of the third Observation Date. A Knock-In Event did NOT occur in the first Coupon Period but did occur during the second Coupon Period.

	Closing Level
	S&P 500 Index	EURO STOXX 50 Index
First Observation Date	95.00	110.00
Second Observation Date	70.00	90.00
Third Observation Date	102.00	105.00

The amounts payable in this example are determined as follows:

First Coupon Period: Because the Closing Level of at least one Index on the first Observation Date is less than its Initial Level, the Notes are not automatically called. Because a Knock-In Event did not occur during this Coupon Period, the investor receives the Maximum Coupon Amount on the first Coupon Payment Date.

Second Coupon Period: Because the Closing Level of at least one Index on the second Observation Date is less than the Initial Level, the Notes are not automatically called. Because a Knock-In Event occurred during this Coupon Period, the investor receives the Minimum Coupon Amount on the second Coupon Payment Date.

Third Coupon Period: Because the Closing Level of each Index on the third Observation Date is greater than its respective Initial Level, the Notes are automatically called and the third Coupon Payment Date is the Call Settlement Date.

Because a Knock-In Event occurred during a prior Coupon Period, the investor receives the Minimum Coupon Amount on the third Coupon Payment Date (regardless of whether a Knock-In Event occurred during the third Coupon Period).

The total Redemption Price payable on the Call Settlement Date is $1,002.50 per $1,000 principal amount Note (equal to the principal amount of $1,000 plus the Coupon Payment that is otherwise payable on such date). The total return on investment of the Notes in this example is 1.75%.

PPS-2

Example 3: The Closing Levels of the Indices on the first six Observation Dates are as set forth in the following table, resulting in an automatic call in respect of the sixth Observation Date. A Knock-In Event occurred during the first Coupon Period.

	Closing Level
	S&P 500 Index	EURO STOXX 50 Index
First Observation Date	95.00	110.00
Second Observation Date	70.00	90.00
Third Observation Date	75.00	80.00
Fourth Observation Date	90.00	75.00
Fifth Observation Date	80.00	85.00
Sixth Observation Date	101.00	110.00

The amounts payable in this example are determined as follows:

Coupon Periods 1 through 5: Because the Closing Level of at least one Index on each Observation Date is less than the Initial Level, the Notes are not automatically called. Because a Knock-In Event occurred during the first Coupon Period, the investor receives the Minimum Coupon Amount on each Coupon Payment Date (regardless of whether a Knock-In Event occurred at any time after the first Coupon Period).

Sixth Coupon Period: Because the Closing Level of each Index on the sixth Observation Date is greater than its respective Initial Level, the Notes are automatically called and the sixth Coupon Payment Date is the Call Settlement Date.

Because a Knock-In Event occurred during a prior Coupon Period, the investor also receives on the sixth Coupon Payment Date the Minimum Coupon Amount of $2.50 per $1,000 principal amount Note that they hold.

The total Redemption Price payable on the Call Settlement Date is $1,002.50 per $1,000 principal amount Note (equal to the principal amount of $1,000 plus the Coupon Payment that is otherwise payable on such date). The total return on investment of the Notes in this example is 1.50%.

Examples Where the Notes are Not Automatically Called Prior to Maturity (Excluding the Coupon Payments on the Notes)

The following examples demonstrate calculations of the payment at maturity on the Notes under various circumstances. These examples are based on the general assumptions set forth above and further assume that the Notes are not automatically called prior to maturity. These examples are intended to demonstrate calculations of the amount of your principal that you will receive at maturity and do not take into account any Coupon Payments on the Notes.

Illustrative Examples of the Calculation of the Index Return for each Index, the Lesser Performing Index, and the Payment at Maturity

Example 1: The Final Level of the S&P 500 Index is 120.00 and the Final Level of the EURO STOXX 50 Index is 110.00.

In this example, the Index Returns of the S&P 500 Index and the EURO STOXX 50 Index are 20.00% and 10.00%, respectively. Accordingly, the EURO STOXX 50 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is greater than its Initial Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note that they hold (plus the final Coupon Payment on the Notes), regardless of whether a Knock-In Event ever occurred.

Example 2: The Final Level of the S&P 500 Index is 90.00, the Final Level of the EURO STOXX 50 Index is 115.00 and a Knock-In Event never occurred.

In this example, the Index Returns of the S&P 500 Index and the EURO STOXX 50 Index are -10.00% and 15.00%, respectively. Accordingly, the S&P 500 Index is the Lesser Performing Index and the Final Level of the Lesser Performing Index is less than its Initial Level. Because, however, a Knock-In Event never occurred, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note that they hold (plus the final Coupon Payment on the Notes).

Example 3: The Final Level of the S&P 500 Index is 90.00, the Final Level of the EURO STOXX 50 Index is 115.00 and a Knock-In Event occurred during the term of the Notes.

In this example, the Index Returns of the S&P 500 Index and the EURO STOXX 50 Index are -10.00% and 15.00%, respectively. Accordingly, the S&P 500 Index is the Lesser Performing Index and the Final Level of the Lesser Performing Index is less than its Initial Level. Because a Knock-In Event occurred during the term of the Notes, the investor receives a payment at maturity of $900.00 per $1,000 principal amount Note that they hold (plus the final Coupon Payment on the Notes), calculated as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

$1,000 + [$1,000 x -10.00%] = $900.00

PPS-3

Example 4: The Final Level of the S&P 500 Index is 103.00 and the Final Level of the EURO STOXX 50 Index is 50.00 (resulting in the occurrence of a Knock-In Event).

In this example, the Index Returns of the S&P 500 Index and the EURO STOXX 50 Index are 3.00% and -50.00%, respectively. Accordingly, the EURO STOXX 50 Index is the Lesser Performing Index and the Final Level of the Lesser Performing Index is less than its Initial Level. Because the Final Level of the EURO STOXX 50 Index is less than its Knock-In Barrier Level, a Knock-In Event occurs on the Final Valuation Date (regardless of whether a Knock-In occurred at any other time during the term of the Notes). As a result, investor receives a payment at maturity of $500.00 per $1,000 principal amount Note that they hold (plus the final Coupon Payment on the Notes), calculated as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

$1,000 + [$1,000 x -50.00%] = $500.00

Additional Examples of the Determination of the Lesser Performing Index, and the Payment at Maturity

The following examples demonstrate the payment at maturity on the Notes under various circumstances, not taking into account the Coupon Payments on the Notes. The following examples are intended to demonstrate the effect that the occurrence of a Knock-In Event during the term of the Notes may have on the payment at maturity. The following examples also assume that the Notes have not been automatically called prior to maturity.

Index Return			Payment at Maturity(1)
S&P 500 Index	EURO STOXX 50 Index	Index Return of Lesser Performing Index	Knock-In Event Does Not Occur	Knock-In Event Occurs
85.00%	50.00%	50.00%	$1,000.00	$1,000.00
60.00%	40.00%	40.00%	$1,000.00	$1,000.00
60.00%	30.00%	30.00%	$1,000.00	$1,000.00
20.00%	40.00%	20.00%	$1,000.00	$1,000.00
10.00%	15.00%	10.00%	$1,000.00	$1,000.00
10.00%	0.00%	0.00%	$1,000.00	$1,000.00
-5.00%	-10.00%	-10.00%	$1,000.00	$900.00
-20.00%	2.00%	-20.00%	$1,000.00	$800.00
15.00%	-30.00%	-30.00%	$1,000.00	$700.00
-40.00%	-10.00%	-40.00%	$1,000.00	$600.00
-20.00%	-50.00%	-50.00%	N/A	$500.00
-10.00%	-60.00%	-60.00%	N/A	$400.00
15.00%	-70.00%	-70.00%	N/A	$300.00
-80.00%	2.00%	-80.00%	N/A	$200.00
-15.00%	-90.00%	-90.00%	N/A	$100.00
-100.00%	-10.00%	-100.00%	N/A	$0.00

(1)         Per $1,000 principal amount Note

As described above, the numbers appearing the table above demonstrate the payment that you will receive at maturity (excluding the final Coupon Payment) depending on whether or not a Knock-In Event occurs during the term of the Notes, assuming that the Notes are not automatically called prior to maturity.  For additional examples that demonstrate the total return that you may earn on the Notes (including Coupon Payments and the payment at maturity), please see “Examples Where the Notes are Not Automatically Called Prior to Maturity (Including the Coupon Payments on the Notes)” below.

PPS-4

Examples Where the Notes are Not Automatically Called Prior to Maturity (Including the Coupon Payments on the Notes)

The following tables and examples are based upon the assumptions set forth above and further assume that the Notes have not been automatically called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Table 1: Hypothetical Total Payments on the Notes Assuming a Knock-In Event Never Occurs

Index Return
S&P 500 Index	EURO STOXX 50 Index	Index Return of Lesser Performing Index(1)	Payment at Maturity(2)	Total Return on Notes(3)
50.00%	70.00%	50.00%	$1,000.00	8.75%
60.00%	40.00%	40.00%	$1,000.00	8.75%
30.00%	35.00%	30.00%	$1,000.00	8.75%
45.00%	20.00%	20.00%	$1,000.00	8.75%
20.00%	10.00%	10.00%	$1,000.00	8.75%
10.00%	0.00%	0.00%	$1,000.00	8.75%
-10.00%	10.00%	-10.00%	$1,000.00	8.75%
-20.00%	3.00%	-20.00%	$1,000.00	8.75%
6.00%	-30.00%	-30.00%	$1,000.00	8.75%
5.00%	-40.00%	-40.00%	$1,000.00	8.75%

(1)         If the Index Return of the Lesser Performing Index is less than -40.00%, this would mean that the Final Level of at least one Index was less than its Knock-In Barrier Level on the Final Valuation Date. Accordingly, a Knock-In Event would occur on the Final Valuation Date, regardless of whether a Knock-In Event occurred at any other time during the term of the Notes.

(2)         Per $1,000 principal amount Note, excluding the final Coupon Payment.

(3)         Because a Knock-In Event never occurs, the investor receives seven Coupon Payments equal to the Maximum Coupon Amount. Accordingly, the investor receives aggregate Coupon Payments of $87.50 per $1,000 principal amount Note (8.75% of the principal amount per Note).

Table 2: Hypothetical Total Coupon Payments and Total Return on the Notes Assuming a Knock-In Event Occurs

Index Return
S&P 500 Index	EURO STOXX 50 Index	Lesser Performing Index	Payment at Maturity(1)	Loss of Principal at Maturity	Total Return on Notes(2)
50.00%	70.00%	50.00%	$1,000.00	N/A	See Table 2A on the following page.
60.00%	40.00%	40.00%	$1,000.00	N/A
30.00%	35.00%	30.00%	$1,000.00	N/A
45.00%	20.00%	20.00%	$1,000.00	N/A
20.00%	10.00%	10.00%	$1,000.00	N/A
10.00%	0.00%	0.00%	$1,000.00	N/A
-10.00%	10.00%	-10.00%	$900.00	-10.00%
-20.00%	3.00%	-20.00%	$800.00	-20.00%
6.00%	-30.00%	-30.00%	$700.00	-30.00%
5.00%	-40.00%	-40.00%	$600.00	-40.00%
5.00%	-50.00%	-50.00%	$500.00	-50.00%
-60.00%	10.00%	-60.00%	$400.00	-60.00%
-70.00%	15.00%	-70.00%	$300.00	-70.00%
-10.00%	-80.00%	-80.00%	$200.00	-80.00%
-50.00%	-90.00%	-90.00%	$100.00	-90.00%
-100.00%	3.00%	-100.00%	$0.00	-100.00%

(1)         Per $1,000 principal amount Note, excluding the final Coupon Payment.

(2)         If a Knock-In Event occurs during the term of the Notes, and if the Notes are not automatically called prior to maturity, the total amount of Coupon Payments received by the investor (and, accordingly, the total return on the Notes) will depend on the Coupon Period in which the first Knock-In Event occurred. See Table 2A on the following page for more information.

The total return on the Notes will equal the loss of principal at maturity (if any) plus the aggregate amount of Coupon Payments received by the investor during the term of the Notes.

PPS-5

Table 2A: Additional Information Regarding Hypothetical Total Coupon Payments and Total Return

Coupon Period During Which First Knock-In Event Occurred	Total Coupon Payments on the Notes	Total Coupon Payments (as a Percentage of the Principal Amount per Note)
Seventh	$77.50	7.75%
Sixth	$67.50	6.75%
Fifth	$57.50	5.75%
Fourth	$47.50	4.75%
Third	$37.50	3.75%
Second	$27.50	2.75%
First	$17.50	1.75%

The table above demonstrates that the occurrence of a Knock-In Event during any Coupon Period will cause the Coupon Amount for that Coupon Period AND each subsequent Coupon Period to be equal to the Minimum Coupon Amount, regardless of the level of any Index at any time after the occurrence of such Knock-In Event.

For example, if the first Knock-In Event occurs during the third Coupon Period, and if the Notes are not automatically called prior to maturity, the total Coupon Payments on the Notes will be as follows:

First and Second Coupon Periods: $12.50 per $1,000 principal amount Note (the Maximum Coupon Amount)

Third Through Seventh Coupon Periods: $2.50 per $1,000 principal amount Note (the Minimum Coupon Amount)

Total Coupon Payments: [12.50 x 2] + [$2.50 x 5] = $37.50 per $1,000 principal amount Note, or 3.75% of the principal amount per Note)

The following examples illustrate how the payments in the tables set forth above are calculated:

Example 1: The Index Return of the S&P 500 Index is 20.00% and the Index Return of the EURO STOXX 50 Index is 10.00%. In addition, a Knock-In Event never occurs.

Because the EURO STOXX 50 Index has the lower Index Return, the EURO STOXX 50 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is greater than its Initial Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note, plus the final Coupon Payment. Because a Knock-In Event never occurs, the investor receives seven Coupon Payments during the term of the Notes equal to the Maximum Coupon Amount, or $87.50 per $1,000 principal amount in the aggregate.

The total return on investment of the Notes is 8.75%.

Example 2: The Index Return of the S&P 500 Index is -10.00% and the Index Return of the EURO STOXX 50 Index is 10.00%. In addition, a Knock-In Event never occurs.

Because the EURO STOXX 50 Index has the lower Index Return, the EURO STOXX 50 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than its Initial Level but a Knock-In Event never occurs, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note, plus the final Coupon Payment. Because a Knock-In Event never occurs, the investor receives seven Coupon Payments during the term of the Notes equal to the Maximum Coupon Amount, or $87.50 per $1,000 principal amount in the aggregate.

The total return on investment of the Notes is 8.75%.

Example 3: The Index Return of the S&P 500 Index is -10.00% and the Index Return of the EURO STOXX 50 Index is 10.00%. In addition, a Knock-In Event occurs during the third Coupon Period.

Because the EURO STOXX 50 Index has the lower Index Return, the EURO STOXX 50 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than its Initial Level and because a Knock-In Event occurs, the investor receives a payment at maturity of $900.00 per $1,000 principal amount Note (plus the final Coupon Payment), calculated as follows:

$1,000 + [Index Return of the Lesser Performing Index]

$1,000 + [$1,000 x -10.00%] = $900.00

Because a Knock-In Event did not occur during the first or second Coupon Period, the investor receives Coupon Payments equal to the Maximum Coupon Amount on the first two Coupon Payment Dates. Because a Knock-In Event occurs during the third Coupon Period, the investor receives Coupon Payments equal to the Minimum Coupon Amount on each of the final five Coupon Payment Dates. The investor receives Coupon Payments of $37.50 per $1,000 principal amount in the aggregate during the term of the Notes.

The total return on investment of the Notes is -6.25% (consisting of a loss of 10.00% of principal plus aggregate Coupon Payments of 3.75% of the principal amount per Note).

PPS-6

Example 4: The Index Return of the S&P 500 Index is -70.00% and the Index Return of the EURO STOXX 50 Index is 15.00%. In addition, a Knock-In Event occurs during the first Coupon Period.

Because the S&P 500 Index has the lower Index Return, the S&P 500 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than its Initial Level and because a Knock-In Event occurs, the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note (plus the final Coupon Payment), calculated as follows:

$1,000 + [Index Return of the Lesser Performing Index]

$1,000 + [$1,000 x -70.00%] = $300.00

Because a Knock-In Event occurs during the first Coupon Period, the investor receives seven Coupon Payments during the term of the Notes equal to the Minimum Coupon Amount, or $17.50 per $1,000 principal amount in the aggregate.

The total return on investment of the Notes is -68.25% (consisting of a loss of 70.00% of principal plus aggregate Coupon Payments of 1.75% of the principal amount per Note)

Examples 3 and 4 above demonstrate that the occurrence of a Knock-In Event on any day during the term of the Notes will cause your Notes to be fully exposed to any negative performance of the Lesser Performing Index from its Initial Level to its Final Level, even if its Final Level is greater than its Knock-In Barrier Level and regardless of the performance of the other Index. You will not in any way benefit from the Index Return of the other Index being higher than that of the Lesser Performing Index. Examples 4 further demonstrate that the occurrence of a Knock-In Event on the Final Valuation Date will cause your Notes to be fully exposed to the negative performance of the Lesser Performing Index from its Initial Level to its Final Level, even if a Knock-In Event did not occur on any other day during the term of the Notes.

You may lose up to 100% of the principal amount of your Notes.

PPS-7

SELECTED PURCHASE CONSIDERATIONS

•                  Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Coupon Payment Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event that a scheduled Observation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs on a scheduled Observation Date.

If a scheduled Observation Date is not a Reference Asset Business Day, the Observation Date will be the next following Reference Asset Business Day. If the Calculation Agent determines that a Market Disruption Event occurs with respect to any  Index on a scheduled Observation Date, the relevant Observation Date will be postponed.  If such postponement occurs, the Closing Levels of the Indices shall be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs with respect to any Index.  In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Index on such fifth day, the Calculation Agent will determine the Closing Level of any Index unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

If any Observation Date is postponed, the relevant Coupon Period will end on and include such Observation Date (as postponed) and the next following Coupon Period will end on but exclude such Observation Date (as postponed).

In the event that an Observation Date (other including Final Valuation Date) is postponed, the Coupon Payment Date (or Maturity Date, as applicable) following such Observation Date will be postponed such that the number of business days between the Observation Date and the Coupon Payment Date (or Maturity Date, if applicable) remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, any Observation Date, including the Final Valuation Date, may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to each Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

•                  Adjustments to the Indices—The Indices are subject to adjustment in various circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•                  Exposure to the Indices—The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The EURO STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For more information about the Indices, please see “Information Regarding the Indices” in this preliminary pricing supplement.

•                  Certain U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Coupon Payments you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Coupon Payments that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Coupon Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

PPS-8

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Coupon Payments (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Coupon Payments to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized.  Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS-9

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Indices or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If (i) your Notes are not automatically called prior to maturity, (ii) a Knock-In Event occurs and (iii) the Final Level of the Lesser Performing Index is less than its Initial Level, you will be fully exposed to the negative performance of the Lesser Performing Index and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

•                  The Occurrence of a Knock-In Event in any Coupon Period Will Cause the Coupon Payments in that Coupon Period and Each Subsequent Coupon Period to be Limited to the Minimum Coupon Amount—If a Knock-In Event occurs in any Coupon Period, the Coupon Payment for that Coupon Period and for each following coupon Period will be equal to the Minimum Coupon Amount, regardless of the level of either Index at any time after the occurrence of the first Knock-In Event. If a Knock-In Event occurs, the aggregate payments that you receive on the Notes will be less, and may be significantly less, than they would have been had the Knock-In Event not occurred. The occurrence of a Knock-In Event may also negatively affect your ability to sell your Notes and the price at which you may be able to sell.

•                  If a Knock-In Event Occurs, and if the Notes are Not Automatically Called Prior to Maturity, the Payment at Maturity is Not Based on the Level of any Index other the Closing Level of the Lesser Performing Index on the Final Valuation Date—The Final Levels and the Index Returns (and, accordingly, the Index Return of the Lesser Performing Index) will be based solely on the Closing Levels of the Indices on the Final Valuation Date.  Accordingly, if a Knock-In Event occurs, and if the level of the Lesser Performing Index drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of the Indices at a time prior to such drop.

If your Notes are not called automatically prior to maturity, your payment at maturity will be based solely on the Index Return of the Lesser Performing Index.  If a Knock-In Event has occurred, and if the Final Level of the Lesser Performing Index is less than its Initial Level, you will lose some or all of your investment in the Notes. Your losses will not be limited in any way by virtue of the Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

•                  Positive Return Limited to the Coupon Payments—The positive return on the Notes is limited to Coupon Payments on the Notes.  You will not participate in any appreciation in the level of either Index and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Index Return of one or both of the Indices is positive. Also, as noted above, the occurrence of a Knock-In Event in any Coupon Period will cause the Coupon Payment for such Coupon Period and for each following Coupon Period to be equal to the Minimum Coupon Amount, regardless of the level of any Index at any time after the first Knock-In Event.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Level of each Index on an Observation Date is equal to or greater than its Initial Level. As such, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with Coupon Payments that you may have received on prior Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No interest or call premium will accrue or be payable after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

PPS-10

•                 Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Coupon Payments and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising either Index would have.

•                  Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes.  The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Index.

•                  The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The component securities of the EURO STOXX 50 Index are issued by non-U.S. issuers. Securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Notes are Subject to Currency Exchange Risk—The component securities of the EURO STOXX 50 Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the securities which comprise the EURO STOXX 50 Index are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which securities comprising the EURO STOXX 50 Index are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

PPS-11

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

PPS-12

•                 Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this preliminary pricing supplement), which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Coupon Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could require you to accrue income in respect of the Notes in excess of any Coupon Payments received on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Coupon Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Indices and the stocks underlying the Indices;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the stocks underlying the Indices;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-13

INFORMATION REGARDING THE INDICES

The S&P 500 Index

As noted above, the S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed in further detail in the accompanying index supplement, is based on the aggregate market value of the common stocks of 500 leading companies in leading industries of the U.S. economy as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more information regarding the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” and “Risk Factors” on page IS-36 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the S&P 500 Index

You should not take the historical levels of the S&P 500 Index as an indication of the future performance of the S&P 500 Index. The level of the S&P 500 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level during any period shown below is not an indication that the  S&P 500 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500 Index. The actual performance of the S&P 500 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the S&P 500 Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
August 25, 2015*	2,128.28	1,867.61	1,867.61

* For the period commencing on July 1, 2015 and ending on August 25, 2015

PPS-14

The following graph sets forth the historical performance of S&P 500 Index the based on daily Closing Levels from January 1, 2008 through August 25, 2015. The Closing Level of the S&P 500 Index on August 25, 2015 was 1,867.61.

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

The EURO STOXX 50® Index

The EURO STOXX 50 Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information regarding the EURO STOXX 50 Index, the index sponsor and license agreement between the index sponsor and the Issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—EURO STOXX 50 Index” and “Risk Factors” on page IS-8 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

You should not take the historical levels of the EURO STOXX 50 Index as an indication of the future performance of the EURO STOXX 50 Index. The level of the EURO STOXX 50 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the EURO STOXX 50 Index during any period shown below is not an indication that the EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50 Index. The actual performance of the EURO STOXX 50 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the EURO STOXX 50 Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 31, 2011	2,476.92	2,090.25	2,316.55
March 31, 2012	2,608.42	2,286.45	2,477.28
June 30, 2012	2,501.18	2,068.66	2,264.72
September 30, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 31, 2015	3,731.35	3,007.91	3,697.38
June 30, 2015	3,828.78	3,424.30	3,424.30
August 25, 2015*	3,686.58	3,073.39	3,218.01

*For the period commencing on July 1, 2015 and ending on August 25, 2015

PPS-16

The following graph sets forth the historical performance of the Index based on daily Closing Levels from January 1, 2008 through August 25, 2015. The Closing Level of the EURO STOXX 50 Index on August 25, 2015 was 3,218.01.

Historical Performance of the EURO STOXX 50 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-17